Exhibit 2.11
FOURTH AMENDMENT AND SUPPLEMENT TO
STOCK PURCHASE AGREEMENT
          This Amendment and Supplement to Stock Purchase Agreement (this “Amendment”) is entered into effective as of the 11th day of February, 2009 by and among The O’Gara Group, Inc., an Ohio corporation (“TOG”), OmniTech Partners, Inc., a Pennsylvania corporation (“OMNI”), Optical Systems Technology, Inc., a Pennsylvania corporation (“OSTI”), Keystone Applied Technologies, Inc., a Pennsylvania corporation (“Keystone”; OMNI, OSTI and Keystone are each referred to herein as the “Acquired Companies”), Paul F. Maxin, a resident of Pennsylvania (“Maxin”), and Gene Pochapsky, a resident of Pennsylvania (“Pochapsky”; Maxin and Pochapsky are each referred to the “Sellers”).
          WHEREAS, TOG, the Acquired Companies and the Sellers are parties to that certain Stock Purchase Agreement dated as of January 10, 2008, as amended by that certain Amendment and Supplement to Stock Purchase Agreement, dated May 23, 2008, the Second Amendment and Supplement to Stock Purchase Agreement, dated August 19, 2008, and the Third Amendment and Supplement to Stock Purchase Agreement, dated December 23, 2008 (as the same may be further amended, supplemented, or modified, the “Purchase Agreement”); Capitalized terms used, but not otherwise defined, shall have the meaning assigned to them in the Purchase Agreement; and
          WHEREAS, the parties desire to amend and/or supplement certain provisions of the Purchase Agreement.
          NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and supplement the Purchase Agreement as follows:
1.       Amendments to Purchase Agreement. Subject to the terms and conditions of this Amendment, the Purchase Agreement is hereby amended as follows:
          a.       Section 5.12 of the Purchase Agreement is hereby deleted and replaced in its entirety as set forth below:
“TOG acknowledges that between December 23, 2008 and December 31, 2008 the Sellers caused the Acquired Companies to distribute to the Sellers, pro rata in accordance with their Shares, (a) the Excluded Assets, and (b) cash in the amount of $1,330,000 (the “2008 Cash Distribution”). If Closing occurs on or before February 20, 2009, the Purchase Price (and, without duplication, the Cash Purchase Price payable under Section 2.4(b)(ii)) shall be automatically reduced by an amount equal to (y) the 2008 Cash Distribution minus (z) the amount of applicable Income Taxes imposed on the Sellers with respect to the business of the Acquired Companies for the 2008 tax year ended December 31, 2008 and the 2009 tax period ended on the Closing Date to the extent such amount exceeds $2,482,000.”
          b.       Section 10.1(d) of the Purchase Agreement is hereby deleted and replaced in its entirety as set forth below:
(d)      by either Sellers or TOG if the Closing has not bee consummated by February 20, 2009 (the “Termination Date”), unless such failure is due to a breach of this Agreement by the party seeking to terminate this Agreement.
c.       The first sentence of Section 12.2(b) of the Purchase Agreement is hereby amended by deleting “December 31, 2007” and replacing it with “December 31, 2008”.

2.       Miscellaneous. This Amendment: (a) may be modified only by a writing signed by each party; (b) may be executed in several counterparts, including by signature in Adobe PDF or facsimile format, each of which shall be deemed an original but all of which shall constitute one and the same instrument; (c) together with the Purchase Agreement, contains the entire agreement of the parties with respect to the transactions contemplated thereby and hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (d) shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws principles of that or any other jurisdiction; and (e) shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. The waiver by either party of any default or breach of this Amendment will not constitute a waiver of any other or subsequent default or breach. No act, delay or omission on the part of either party will be deemed a waiver unless expressly made in writing.
[SIGNATURE PAGE TO FOLLOW]

          IN WITNESS WHEREOF, the parties, intending to be additionally bound by the terms and conditions stated herein, have executed this Amendment effective as of the date first set forth above.

The O’Gara Group, Inc.

By:	Michael J. Lennon

Title:	Chief Operating Officer

OmniTech Partners, Inc.

By:	/s/ Paul F. Maxin

Title:	President

Optical Systems Technology, Inc.

By:	/s/ Paul F. Maxin

Title:	President

Keystone Applied Technologies, Inc.

By:	/s/ Paul F. Maxin

Title:	President

/s/ Paul F. Maxin

Paul F. Maxin

/s/ Gene Pochapsky

Gene Pochapsky

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